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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Silicon Graphics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 3, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on December 16, 2003 at 3:00 p.m. in the Ballroom of the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California.

        The Notice of Annual Meeting and Proxy Statement that accompany this letter provide an outline of the business to be conducted at the meeting. In addition to the matters to be voted on, there will be a report on the progress of the Company and an opportunity for stockholders to ask questions.

        We hope you will be able to join us. To ensure your representation at the meeting, we urge you to vote your shares as soon as possible. The proxy statement includes instructions on how to vote on the Internet, by telephone or by returning your proxy card. Your vote is very important.

        We encourage you to receive future annual reports and proxy statements from SGI electronically. This will help us save costs in producing and distributing these materials. If you wish to receive our annual report and proxy statement electronically next year, please follow the instructions on the enclosed proxy card.

Sincerely,

ROBERT R. BISHOP Chairman and Chief Executive Officer Silicon Graphics, Inc.

SILICON GRAPHICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 16, 2003

        The Annual Meeting of Stockholders of Silicon Graphics, Inc. will be held on Tuesday, December 16, 2003 at 3:00 p.m., local time, in the Ballroom of the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California, for the following purposes:

  1.
  To elect three Class II directors of the Company to serve for three-year terms.

  2.
  To approve an increase in the number of shares reserved for issuance under the 1998 Employee Stock Purchase Plan.

  3.
  To approve the issuance of up to 185,000,000 additional shares of common stock in connection with the Company's exchange offer or other refinancing of its 5.25% Senior Convertible Notes due 2004.

  4.
  To approve an amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock from 500,000,000 to 750,000,000.

  5.
  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 25, 2004.

  6.
  To consider any other business that may properly come before the meeting.

        The Proxy Statement accompanying this Notice describes these matters more fully.

        The close of business on October 31, 2003 is the record date for notice and voting.

        We invite all stockholders to attend the meeting in person. Even if you plan to attend, please vote your shares as soon as possible. You may vote by telephone, on the Internet or by signing and returning the proxy card in the enclosed envelope.

Sincerely,

Sandra M. Escher Senior Vice President, General Counsel and Secretary

Mountain View, California
November 3, 2003

SILICON GRAPHICS, INC.
ANNUAL MEETING OF STOCKHOLDERS

December 16, 2003 at 3:00 p.m.

HYATT RICKEYS
4219 EL CAMINO REAL
PALO ALTO, CA 94306

DRIVING DIRECTIONS

From the San Francisco International Airport:

Take Highway 101 South toward San Jose. Exit on San Antonio Road going South. Follow San Antonio Road to El Camino Real. Turn right on El Camino Real and stay in the right lane. Hyatt Rickeys is on the right after the second light, on the corner of Charleston Road and El Camino Real.

From the San Jose Airport:

Take Highway 101 North toward San Francisco. Exit on San Antonio Road and turn left on the overpass. Follow San Antonio Road to El Camino Real. Turn right on El Camino Real and stay in the right lane. Hyatt Rickeys is on the right after the second light, on the corner of Charleston Road and El Camino Real.

From the San Francisco Area:

Take Highway 280 south toward San Jose. Exit at Page Mill Road and turn left. Follow Page Mill Road to El Camino Real. Turn right on El Camino Real and drive approximately 2 miles. Hyatt Rickeys is on the left, next to the Hertz Rental Car, after the intersection of El Camino Real and Charleston Road.

SILICON GRAPHICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

        Your vote is very important. For this reason, our Board of Directors (the "Board") is requesting that you permit your shares or equivalent shares of common stock to be represented at our 2003 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.

General Information

        Silicon Graphics, Inc. is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held on December 16, 2003 at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Ballroom of the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California. The Company's principal offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043-1351, and its telephone number at that location is 650-960-1980.

        These proxy solicitation materials will be mailed on or about November 5, 2003 to all stockholders entitled to vote at the meeting.

Who May Vote at the Annual Meeting

        You may vote your stock if our records show that you owned your shares on the record date, which is October 31, 2003. At September 30, 2003, there were issued and outstanding 210,764,252 shares of the Company's common stock, $0.001 par value, and one share of the Company's Series E Preferred Stock, $0.001 par value. Each share of common stock is entitled to one vote, and the outstanding share of the Company's Series E Preferred Stock is entitled to 36,183 votes.

        The Company's Certificate of Incorporation provides for cumulative voting for the election of directors. Stockholders may allocate among one or more candidates the number of votes equal to the number of directors to be elected multiplied by the number of shares or equivalent shares of common stock held. However, no stockholder may cumulate votes unless prior to the voting the candidate's name has been placed in nomination in a timely manner in accordance with the Company's bylaws and a stockholder has given notice prior to the meeting of the intention to cumulate votes.

        On all other matters, each share of common stock has one vote and the Series E Preferred Stock has 36,183 votes. Except as otherwise required by law, the Series E Preferred Stock votes with the common stock as one class.

        Computershare Trust Company of Canada holds the Series E Preferred Stock as trustee under a voting trust for the benefit of holders of Exchangeable Shares issued in connection with the Company's acquisition of Alias Research Inc. in 1995. Each holder of Exchangeable Shares (other than the Company and its affiliates) will receive a proxy on which it can give Computershare Trust voting instructions for a number of Series E Preferred Stock votes equal to the number of Exchangeable Shares owned by that holder. Computershare Trust will only cast votes for which it receives instructions.

Principal Share Ownership

        As of September 30, 2003, the following persons were known by the Company to be the beneficial owners of more than 5% of any class of the Company's voting securities. This information is based on periodic SEC filings by stockholders and may not reflect current ownership.

	Class of Securities	Number of Shares Beneficially Owned	Percent of Class	Percent of Total Voting Power(2)
Highfields Capital Management(1) 200 Clarendon Street, 51st Floor Boston, MA 02117	Common Stock	20,195,503	9.58%	9.58%
Computershare Trust Company of Canada, as Trustee 100 University Avenue, 8th Floor Toronto, Ontario M5J 2N1	Series E Preferred Stock, $0.001 par value	1	100.0%	*

*
Less than 1%.

(1)
As reported on a Schedule 13G/A dated February 14, 2003, these shares are beneficially owned by various entities and individuals affiliated with Highfields Capital Management. As an institutional investment manager, Highfields Capital Management also files periodic reports with the SEC on Form 13F disclosing certain investment holdings. In its filing for the quarter ended June 30, 2003, Highfields Capital Management reported holdings of 16,435,720 shares of the Company's common stock and $67,558,000 principal amount of the Company's 5.25% Senior Convertible Notes. Highfields Capital and individuals affiliated with it share investment discretion with respect to the reported securities.

(2)
Each share of common stock is entitled to one vote, and the outstanding share of Series E Preferred Stock is entitled to 36,183 votes.

Cost of This Proxy Solicitation

        The Company will pay the cost of soliciting proxies. The Company will pay Georgeson Shareholder Communications Inc., a proxy solicitation firm, a fee expected not to exceed $9,000 for its services in the solicitation of proxies and will reimburse the firm for certain out-of-pocket expenses. The Company may also reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners. The Company may ask its proxy solicitor to solicit proxies on our behalf by telephone for a fee of $5.00 per phone call, plus reasonable expenses. The Company's directors, officers and employees may also solicit proxies, without additional compensation.

Voting Your Proxy

        Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed and as the proxy holders may determine within their discretion with respect to any other matters that properly come before the meeting.

        If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain matters. New York Stock Exchange ("NYSE") regulations prohibit brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans and certain other matters unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. NASD member brokers are also prohibited from voting on these types of proposals without specific instructions from beneficial holders. In the absence of controlling precedent to the contrary, the Company intends not to consider broker non-votes (that is, shares held by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter) in determining whether the requisite majority of votes cast has been obtained with respect to a particular matter.

Votes Needed to Hold the Meeting

        The quorum required for the transaction of business at the Annual Meeting is a majority of the shares and equivalent shares of common stock outstanding on the record date. All shares voted, whether "For" or "Against" or abstentions, will count for purposes of establishing a quorum.

Internet or Telephone Voting

        For Shares Directly Registered in the Name of the Stockholder.    Stockholders with shares registered directly with Equiserve, the Company's transfer agent, may vote by telephone by calling 877-779-8683 or may vote on the Internet at the following address on the World Wide Web: http://www.eproxyvote.com/sgi.

        For Shares Registered in the Name of a Brokerage Firm or Bank.    A number of brokerage firms and banks are participating in a program for shares held in "street name" that offers telephone and Internet voting options. This program is different from the program provided by Equiserve for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in this program, you may vote those shares by calling the telephone number referenced on your voting form. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you already have been offered the opportunity to elect to vote using the Internet. Giving a proxy in this manner will not affect your right to vote in person should you decide to attend the Annual Meeting.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The Company has been advised by counsel that the telephone and Internet voting procedures that have been made available through Equiserve and the street name program are consistent with the requirements of applicable law. Stockholders voting via the Internet through either of these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Changing Your Vote

        Any proxy given in response to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at its principal offices a written notice of revocation or a duly executed proxy bearing a later date, by voting on a later date by telephone or Internet, or by attending the meeting and voting in person.

Deadline for Receipt of Stockholder Proposals for 2004 Annual Meeting

        Proposals of stockholders intended to be presented at the Company's 2004 Annual Meeting must be received by the Company no later than July 8, 2004 in order to be included in the proxy materials for that meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

        We have seven directors serving on our Board, divided into three classes serving staggered terms. James A. McDivitt, Arthur L. Money and Anthony R. Muller, who currently serve as members of the Board, are nominated for re-election to a three-year term expiring at the 2006 Annual Meeting. The Board has nominated these individuals for election to the Board at the recommendation of the Corporate Governance and Nominating Committee, which consists solely of independent directors as defined by the rules of the New York Stock Exchange. The current Class I directors' terms expire at the 2005 Annual Meeting, and the current Class III directors' terms expire at the 2004 Annual Meeting.

Directors and Nominees for Director

        Unless otherwise instructed, the proxy holders will vote for the nominees named below. In the unexpected event that any nominee becomes unavailable or declines to serve, the proxy holders will vote the proxies in their discretion for any nominee designated by the Board to fill the vacancy. If additional persons are nominated, the proxy holders intend to cumulate their votes if necessary to elect the nominees listed below, and, in that event, the specific nominees to be voted for will be determined by the proxy holders.

Name	Class	Age	Principal Occupation	Director Since

Nominees for Director
James A. McDivitt	II	74	Former Senior Vice President, Government Operations and International, Rockwell International Corporation	1987
Arthur L. Money	II	63	Former Assistant Secretary of Defense for Command, Control, Communications and Intelligence and Chief Information Officer, U.S. Department of Defense	2001
Anthony R. Muller	II	60	Former Executive Vice President and Chief Financial Officer of JDS Uniphase Corporation	2003
Continuing Directors
Lewis S. Edelheit, Ph.D.	I	61	Former Senior Vice President, Corporate Research & Development, General Electric Company	2002
Charles A. Steinberg	I	69	Former President, Broadcast and Professional Company of Sony Electronics Inc.	2002
Robert R. Bishop	III	61	Chairman and Chief Executive Officer, Silicon Graphics, Inc.	1993
Robert M. White, Ph.D.	III	65	Director of Data Storage Systems Center and Professor at Carnegie Mellon University	2002

        Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among directors or executive officers of the Company.

        Mr. McDivitt was Senior Vice President, Government Operations and International, of Rockwell International Corporation until his retirement in March 1995. He currently serves as the Lead Director for the Company's Board.

        Mr. Money served as the Assistant Secretary of Defense for Command, Control, Communication and Intelligence (C3I) from October 1999 to April 2001. Prior to his Senate confirmation in that role, he was the Senior Civilian Official, Office of the ASD (C31) from February 1998. Mr. Money also served as the Chief Information Officer for the Department of Defense from 1998 to 2001. From 1996 to 1998, he served as Assistant Secretary of the Air Force for Research, Development and Acquisition, and as CIO for the Air Force. Prior to his government service, Mr. Money held senior management positions with ESL Inc., a subsidiary of TRW, and the TRW Avionics and Surveillance Group, including the position of President of ESL between January 1990 and January 1996. He is also a director of CACI International, Rainbow Technologies, Inc., Terremark Worldwide, Inc., Essex Corporation and Intelli-Check.

        Mr. Muller served as Executive Vice President and Chief Financial Officer of JDS Uniphase Corporation, a manufacturer of optical products for communications and industrial, commercial and consumer applications from May 2000 until his retirement in February 2003. Before that, he served as Senior Vice President and Chief Financial Officer of JDS Uniphase Corporation from January 1998 to May 2000. From September 1996 to January 1998, he served as Senior Vice President and Chief Financial Officer of Micro Focus Group Plc., a supplier of software tools. Mr. Muller also serves as a member of the board of directors of WebEx Communications and Time Warner Telecom Inc.

        Mr. Bishop was appointed the Chairman of the Board and Chief Executive Officer of Silicon Graphics, Inc. in the fall of 1999. From 1996 to 1999, he was the non-executive Chairman of the Board of Silicon Graphics World Trade Corporation, and from 1986 to 1995 he was the President of Silicon Graphics World Trade Corporation.

        Dr. Edelheit served as Senior Vice President of General Electric's corporate research and development from 1992 until his retirement in December 2001. He began his career at General Electric in 1969, where he helped pioneer major advances in computed tomography. Between 1986 and 1991, he left General Electric to become President and CEO of Quantum Medical Systems and remained its President after it was acquired by Siemens Corporation. He is a member of the National Academy of Engineering and the Industrial Research Institute, and a Fellow of the American Physical Society. He is also a director of Sonic Innovations, Inc. and Pacific Northwest National Laboratory, a non-public research laboratory.

        Mr. Steinberg served as President of the Broadcast and Professional Company of Sony Electronics Inc. from March 1988 to June 1999. During that time period, he also served as Chairman and CEO of two Sony subsidiaries, Sony Trans Com Inc. and Sony Cinema Products Corporation. He currently is an executive advisor to Sony's Strategic Venture Investments Group and a consultant and advisory board member to other electronics companies and a venture capital company.

        Dr. White currently serves as a director of the Data Storage Systems Center and Professor of Electrical and Computer Engineering at Carnegie Mellon University. He joined Carnegie Mellon University in 1993. Prior to that, he served as the first Undersecretary of Commerce for Technology under President George H. Bush and held senior management positions at Control Data Corporation and Xerox's Palo Alto Research Center. He is also a director of STMicroelectronics N.V. and ENSCO, Inc., a private company.

About the Board and its Committees

        The Board and its committees meet throughout the year on a regular schedule, and hold special meetings or act by written consent as needed. During fiscal 2003, the Board held eleven meetings, either in person or by telephone. Each regularly scheduled meeting of the Board includes a separate executive session for the non-management members of the Board. During fiscal 2003, the Board adopted corporate governance guidelines. These guidelines govern, among other things, Board member qualifications, responsibilities, compensation, education, management succession, committee composition and charters, as well as Board self-evaluation. As provided in these guidelines, the non-management members of the Board periodically designate a Lead Director. James A. McDivitt currently serves as the Lead Director. In this role, his duties include serving as chairman of the non-management directors' executive sessions, providing advice to the Chairman of the Board in planning meetings, and such other duties as the Board may delegate to assist in meeting its responsibilities.

        The Board of Directors periodically reviews its standing committees, the committee charters, and the appointment of directors to serve on standing committees. In January 2003, the Board established a Corporate Governance and Nominating Committee in addition to its Audit Committee and Compensation and Human Resources Committee, adopted new written charters for each of these committees to reflect evolving corporate governance standards and recommendations, and appointed committee members and chairs. All members of these committees are independent directors as defined under the New York Stock Exchange rules.

        Audit Committee.    The members of the committee are Anthony R. Muller (chair), James A. McDivitt, and Charles A. Steinberg. The committee held eight meetings during fiscal 2003, either in person or by telephone. The Board has determined that Anthony R. Muller qualifies as an "audit committee financial expert" as that term is defined in the SEC regulations. Among other matters, the committee:

  •
  Hires and replaces the independent auditors as appropriate;

  •
  Evaluates the performance and independence of the independent auditors, pre-approves any non-audit services provided by the independent auditors and approves auditors' fees;

  •
  Reviews and discusses with management, the internal auditors and the independent auditors the Company's financial statements and accounting principles; and

  •
  Oversees the internal auditing functions and controls.

        Compensation and Human Resources Committee.    The members of the committee are Charles A. Steinberg (chair), Lewis S. Edelheit and Anthony R. Muller. The committee held four meetings during fiscal 2003, either in person or by telephone. Among other matters, the committee:

  •
  Reviews and approves the Company's compensation and benefits policies, including incentive and equity compensation plans;

  •
  Reviews management performance and the Company's succession planning; and

  •
  Reviews and approves executive compensation policies, including compensation of the chief executive officer.

        Prior to the establishment of the Corporate Governance and Nominating Committee in January 2003, the Compensation and Human Resources Committee also performed the functions of a nominating committee.

        Corporate Governance and Nominating Committee.    The members of the committee are James A. McDivitt (chair), Lewis S. Edelheit and Robert M. White. The Corporate Governance and Nominating

Committee was established in January 2003 and held two meetings in fiscal 2003. Among other matters, the committee:

  •
  Identifies individuals qualified to become Board members and recommends directors for appointment to Board committees;

  •
  Makes recommendations to the Board as to determinations of director independence;

  •
  Evaluates Board performance and oversees and sets compensation for the Company's directors; and

  •
  Oversees corporate governance policies and procedures.

        Candidates for director suggested by stockholders will be considered by the Corporate Governance and Nominating Committee. Such suggestions should include the candidate's name and qualifications and may be submitted in writing to the Corporate Secretary, Silicon Graphics, Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043-1351.

        Each director attended all meetings of the Board during fiscal 2003, and each director attended at least 75% of the aggregate number of meetings of the Board and committees on which such director served during fiscal 2003.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation and Human Resources Committee during portions of fiscal 2003 were C. Richard Kramlich, Dr. Edelheit, Mr. McDivitt, Mr. Money, Mr. Muller, Mr. Steinberg and Dr. White, all of whom are non-employee directors. Mr. Money received $73,200 in fiscal 2003 in compensation under a consulting contract with the Company and its federal government sales subsidiary. Mr. Money, Mr. McDivitt and Dr. White also serve on the board of the Company's federal government sales subsidiary and receive fees of $2,000 per meeting attended, except that Mr. Money receives a fee of $3,000 per meeting attended as chairman of the subsidiary's board.

Director Compensation

        Employee directors are not compensated for their service on the Board.

        Each non-employee director receives a fee of $6,000 per quarter and $2,000 for each Board and committee meeting attended. The chair of each committee receives an additional $1,000 for each committee meeting attended. The Lead Director receives an additional fee of $3,000 per quarter.

        Each non-employee director is granted an option to purchase 50,000 shares of common stock on the date on which he or she first becomes a director. These options become exercisable in equal installments on the first two anniversary dates following the date of grant, subject to accelerated vesting on a change in control. At the regularly scheduled fall meeting of the Board, each non-employee director who has served on the Board for at least six months also receives an option to purchase 20,000 shares of common stock which is fully exercisable on the date of grant. The exercise price of the initial option grants and the annual option grants to directors is the fair market value of our common stock at the time of grant. Options granted to non-employee directors expire after ten years, and can only be exercised while the optionee is a director, or within three months after service as a director terminates or within one year after a director's service terminates due to death, disability or retirement from the Board with more than 5 years of service at age 65 or above.

        Under the Silicon Graphics Non-Qualified Deferred Compensation Plan, non-employee directors may elect in advance to defer all or a portion of their cash compensation. Directors who participate in the deferral plan may direct the investment of the assets in their deferral accounts among a variety of mutual funds or may make an irrevocable election to credit the deferred fees to a stock credit account based on the value of the Company's common stock. Directors may elect to receive payment of their deferred compensation in a lump sum or in annual installments not to exceed ten years, except in the case of amounts in the stock credit account, which are distributed in a lump sum based on the value of the Company's common stock at the time the director's service terminates.

Vote Required

        Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the three nominees receiving the highest number of votes will be elected. Abstentions will have no effect on the election of directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. You may give each nominee one vote for each share you hold; or you may cumulate your votes by giving one candidate a number of votes equal to the number of directors to be elected which is three, multiplied by the number of shares or equivalent shares you hold; or you may distribute your votes among as many candidates as you wish. However, you may not cast votes for more than three nominees. No stockholder may cumulate votes unless prior to the voting the candidate's name has been placed in nomination in a timely manner in accordance with the Company's bylaws and a stockholder has given notice prior to the meeting of the intention to cumulate votes.

Recommendation

        The Board recommends that you vote "FOR" each of the nominees to the Board set forth in this Proposal 1.

PROPOSAL 2
AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE
EMPLOYEE STOCK PURCHASE PLAN

        We are asking you to approve an amendment to our 1998 Employee Stock Purchase Plan (the "ESPP") to increase the number of shares of common stock available for issuance under the ESPP by 12,000,000 shares. Currently, there are fewer than 1,000 shares remaining for issuance under the ESPP. In April 2003, the Board suspended purchases under the ESPP because the available shares had been substantially exhausted. The proposed amendment was adopted by the Board in July 2003 and will become effective on stockholder approval.

Summary of Terms of the ESPP

        The following is a summary of the principal features of the ESPP, as amended by the Board through July 2003. This summary, however, does not purport to be a complete description of all of the provisions of the ESPP.

        Overview.    The ESPP was initially approved by the Board in July 1998 and by our stockholders in October 1998. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. It provides each of our eligible employees with an opportunity to purchase shares of common stock through accumulated payroll deductions in each purchase period in which he or she participates.

        Offering Periods and Purchase Dates.    Shares of common stock are offered under the ESPP through a series of 12-month offering periods. Each offering period consists of two purchase periods. When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire shares of common stock on the last day of each 6-month purchase period during the offering period. On the purchase date, all payroll deductions collected from the participant are automatically applied to the purchase of common stock, subject to certain limitations. We expect that, if this proposal is approved by stockholders, the Board will implement the amended ESPP by starting the next 12-month offering period in February 2004.

        The price paid for the purchase of stock is 85% of the lower of (a) the fair market value of our common stock at the beginning of the offering period or (b) the fair market value of our common stock on the purchase date. As of October 28, 2003, the closing price of our common stock as reported on the New York Stock Exchange was $1.13.

        Participants in the ESPP generally may not accrue rights to purchase stock under all employee stock purchase plans (as described in Section 423 of the Internal Revenue Code) of the Company and its subsidiaries at a rate exceeding $25,000 (based on the fair market value of the stock at the beginning of the applicable offering period) for each calendar year in which the purchase right is outstanding. In addition, an employee will not be permitted to purchase during an offering period a number of shares in excess of the number determined by dividing $40,000 by the fair market value of a share of the Company's common stock on the first day of an the applicable offering period or such other limit as may be imposed by the Internal Revenue Code.

        Eligibility and Participation.    All persons who are employed by the Company or designated subsidiaries on a given enrollment date, including officers and employee directors, and who are customarily employed by the Company for at least 20 hours per week and more than 5 months per calendar year are eligible to participate in the ESPP. Participation ends automatically on termination of employment. An eligible employee may become a participant by completing a subscription agreement authorizing payroll deductions and filing it with the Company's payroll office prior to the applicable enrollment date. Payroll deductions are limited to 10% of each employee's compensation.

        Approximately 3,210 employees, including officers and employee directors, are eligible to participate in the ESPP. No employee can participate in the ESPP if after entering the offering period, he or she would be deemed to own stock of the Company possessing more than five percent of the total combined voting power of all of the Company's outstanding stock.

        Administration and Amendment of the Plan.    The ESPP is administered by the Board or by a committee appointed by the Board. Currently, the Compensation and Human Resources Committee administers the ESPP. The Board may at any time and for any reason terminate or amend the ESPP. Except as provided in the ESPP, no termination can affect options previously granted, nor may any amendment make any change in any option already granted which adversely affects the rights of any participant, except that the amendments may be made to prevent unfavorable accounting consequences. Stockholder approval may be required for certain amendments in order to comply with the federal securities or tax laws, or any other applicable law or regulation. Unless terminated sooner, the ESPP will terminate 20 years after its initial adoption date in 1998.

Federal Income Tax Consequences

        The following summary is intended only as a general guide to the material U.S. federal income tax consequences of the ESPP and does not attempt to describe all possible federal or other tax consequences of particular or unique circumstances. State, local and foreign tax treatment, which is also not described below, may vary from the U.S. federal income tax treatment. All eligible employees are advised to consult their own tax advisors concerning the tax implications of participating in the ESPP and of selling stock acquired under the ESPP.

        No tax consequences will arise for participants until the sale or other disposition of stock acquired under the ESPP.

        The tax consequences of a disposition of shares acquired under the ESPP vary depending on the period of time such stock is held before its disposition. If a participant disposes of shares within two years after the beginning of the offering period in which the shares are acquired or within one year after the purchase date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Any additional gain or resulting loss recognized by the participant from the disposition of the shares will receive capital gain or loss treatment.

        If the participant disposes of shares more than two years after his or her entry date into the offering period in which the shares are acquired and more than one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (a) the amount by which the fair market value of the shares on the date of disposition exceeded the purchase price and (b) the amount by which the fair market value of the shares on the first date of the offering period exceeded the purchase price. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss.

        A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less.

        If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code or the regulations thereunder. In all other cases, no deduction is allowed by the Company.

New Plan Benefits

        Participation in the ESPP is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. For fiscal 2003, executive officers as a group purchased 23,699 shares under the ESPP, and non-executive employees as a group purchased 1,984,712 shares under the ESPP. None of the executive officers named in the table under "Executive Officer Compensation" below participated in the ESPP during fiscal 2003, except for Mr. Robbins, who purchased 9,161 shares. Non-employee directors are not eligible to participate in the ESPP.

Vote Required

        Approval of this proposal requires a number of votes "FOR" the proposal that represents a majority of the votes cast. Abstentions will have the same effect as a negative vote on this matter, while broker non-votes will have no effect on the outcome of the vote.

Recommendation

        The Board recommends voting "FOR" the approval of an increase in the shares available under the Employee Stock Purchase Plan.

 PROPOSAL 3
ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK
IN CONNECTION WITH THE COMPANY'S EXCHANGE OFFER OR OTHER REFINANCING
OF ITS SENIOR CONVERTIBLE NOTES DUE 2004

        The Board is seeking shareholder approval for the issuance from time to time of up to 185,000,000 shares of our common stock in order to refinance or repay the $230 million outstanding principal amount of our 5.25% Senior Convertible Notes due September 1, 2004, which we refer to as the "Old Notes". The Board has announced its intention to launch an exchange offer, the terms of which are described below, and it expects that the bulk of the 185,000,000 shares will be reserved for issuance upon conversion of the convertible notes proposed to be issued in the exchange offer.

        Although we believe that we have sufficient authorized but unissued shares under our Certificate of Incorporation to complete the exchange offer or other refinancing of the Old Notes, we are seeking approval for this proposed issuance to comply with the rules of the New York Stock Exchange (the "NYSE"). The NYSE rules require listed companies to obtain shareholder approval for the issuance of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the outstanding common stock or 20% or more of the voting power outstanding before the issuance.

        The Board reserves the discretion to change the structure or terms of the exchange offer or to issue or reserve for issuance all or any portion of the 185,000,000 shares in connection with one or more other transactions that have as their primary purpose the payment or refinancing of the debt represented by the Old Notes.

Summary of the Exchange Offer

        Concurrently with the solicitation of proxies pursuant to this proxy statement, we are announcing our intention to launch an offer to exchange $1,000 principal amount of our 11.75% Senior Secured Notes Due 2009, referred to as the "New Notes", or $1,000 principal amount of our 6.50% Senior Secured Convertible Notes Due 2009, referred to as the "New Convertible Notes", for an equal principal amount of our Old Notes. We expect that the New Convertible Notes will be convertible at the holder's option into shares of our common stock at any time at $1.25 per share. The Old Notes are convertible into shares of our common stock at $18.50 per share.

        The exchange offer will be subject to important conditions, including that at least 80% in principal amount of Old Notes are properly tendered by the expiration of the exchange offer. Assuming the conditions to the exchange offer are met, it is expected that the offer will be completed shortly after the Annual Meeting.

Purpose of the Exchange Offer or Other Repayment of the Old Notes; Consequences of Failure to Refinance the Old Notes

        We are required to refinance the Old Notes because we do not currently believe that we will be able to generate sufficient cash to repay the approximately $230 million principal amount of Old Notes in full at maturity on September 1, 2004. Our unrestricted cash, cash equivalents and marketable investments were approximately $141 million at June 27, 2003. Our goal is to achieve a restructuring in which a substantial majority of the Old Notes are exchanged for notes with a later maturity date to provide time to return our business to profitability and positive cash flow. If we fail to repay or refinance the Old Notes by March 5, 2004 on terms satisfactory to the lender under our secured credit facility, the maturity of this facility will accelerate to June 2004. Thus, if the proposed exchange offer is unsuccessful or we determine that an alternative structure to the proposed exchange offer is likely to yield a better result for us, the Board will pursue an alternative restructuring of the Old Notes, assuming that this proposal is approved and we have shares authorized for issuance in such a restructuring.

        The Company launched an exchange offer in May 2003 and revised the terms in July 2003, but it withdrew that exchange offer because it failed to receive the required 85% support of the holders of the Old Notes.

Principal Effects of Issuance of Additional Shares of Common Stock on Currently Outstanding Common Stock

        Upon completion of the exchange offer or other refinancing of the Old Notes, and assuming that the shares reserved in connection with such exchange offer or other refinancing are ultimately issued, the equity interests of our current shareholders will be significantly diluted.

        The following table presents certain information regarding our equity capitalization as of September 30, 2003 on an actual basis and on a pro forma basis to reflect the consummation of the exchange offer or other refinancing of the Old Notes and the proposed increase in the number of shares issuable under our ESPP (without giving effect to the proposed changes in the number of authorized shares under Proposal 4).

	As of September 30, 2003
	Actual		Pro Forma(1)
Common Stock	Shares	Percent of Outstanding (Fully Diluted Basis)	Shares	Percent of Outstanding (Fully Diluted Basis)
Shares authorized	500,000,000	—	500,000,000	—
Shares outstanding	210,764,252	73.87%	210,764,252	44.85%
Shares reserved for issuance under Old Notes	12,331,070	4.32%	—	—
Shares reserved for issuance under New Convertible Notes or other refinancing of Old Notes	—	—	185,000,000	39.36%
Shares reserved for issuance under convertible subordinated debentures due February 2011	1,242,762	0.44%	1,242,762	0.26%
Shares reserved for issuance under employee stock plans	60,968,933	21.37%	72,968,933	15.53%

Total outstanding and reserved	285,307,017		469,975,947

(1)
Assumes exchange of all currently outstanding 5.25% Senior Convertible Notes due 2004 for securities representing all of the shares sought to be approved under this proposal and stockholder approval of the increase in the number of shares available for issuance under our Employee Stock Purchase Plan.

        Upon completion of the exchange offer, the Company's annual interest expense will increase. The following unaudited information is presented pro forma to reflect the effects of the exchange offer on our annual interest expense under two scenarios, assuming in each case that 100% of holders of the Old Notes participate in the exchange offer. Under alternative (1), we have assumed that the holders of Old Notes exchange for $230 million in principal amount of New Notes, and under alternative (2), we have assumed that the holders of Old Notes exchange for $230 million in principal amount of New Convertible Notes.

        For the fiscal year ended June 27, 2003, the Company's interest expense related to the New Notes or New Convertible Notes, as applicable, would have been $27.1 million under alternative (1) and

$15.0 million under alternative (2). Actual interest expense for the corresponding period was $12.1 million.

Vote Required

        Approval of this proposal requires a number of votes "FOR" the proposal that represents a majority of the votes cast. Abstentions will have the same effect as a negative vote on this matter, while broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board

        The Board recommends voting "FOR" the approval of the issuance of up to 185,000,000 shares of common stock issuable in connection with the exchange offer or other refinancing of our Old Notes.

PROPOSAL 4
PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO
750,000,000 SHARES

        The Board has unanimously adopted a resolution approving, and recommending to the Company's stockholders for their approval, a proposal to amend the Company's certificate of incorporation to increase the number of authorized shares of common stock from 500,000,000 to 750,000,000. In addition, to effect this change, the total number of shares, which includes 2,000,000 authorized shares of preferred stock, would be increased from 502,000,000 to 752,000,000. The text of the proposed amendments would be substantially in the form attached to this Proxy Statement as Attachment A.

Reasons for Proposal

        The Board is recommending this increase in authorized shares primarily in light of the number of shares expected to be reserved for issuance in connection with the exchange offer or other refinancing of Old Notes described in proposal 3. Although we have a sufficient number of shares authorized to effect the issuance of shares contemplated under proposal 3, the Board believes that this increase in the number of authorized but unissued shares will give the Company appropriate flexibility to issue shares for such purposes as raising capital and effecting acquisitions and to reserve shares for use in employee incentive programs. The Company has no present plans, proposals, arrangements, agreements, commitments or understandings with regard to the issuance of the proposed additional shares. These shares may be issued by the Board in its discretion, subject to any further shareholder action required under stock exchange or other rules in the case of any particular issuance. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

        The Board is aware that an increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. The Board is aware that an increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. The Company could use the increased number of authorized shares to frustrate persons attempting to gain control of the Company that would otherwise pay an above-market premium favored by a majority of stockholders. For example, the Board could privately place shares with purchasers who may side with the Board in opposing a hostile takeover or issue securities that would dilute the stock ownership of persons seeking to obtain control of the Company. There are certain provisions in the Company's bylaws and certificate of incorporation that also could have an anti-takeover effect. The Company's bylaws provide for staggered terms for its directors and provide that only the Board, the chief executive officer or the chairman of the Board may call a special meeting of stockholders. The Company's certificate of incorporation gives authority to the Board to determine the terms of preferred stock that has been authorized by stockholders. This proposal is not being recommended by the Board as part of an anti-takeover strategy, and management is not aware of any efforts by any party to accumulate the Company's securities or to obtain control of the registrant.

Effect on Outstanding Common Stock

        The proposed amendment to our certificate of incorporation would not affect the rights of existing holders of common stock except to the extent that future issuances of common stock will reduce each existing stockholder's proportionate ownership.

Vote Required

        Approval of this proposal requires a number of votes "FOR" the proposal that represents a majority of the outstanding shares entitled to vote. Abstentions will have the same effect as a negative vote on this matter, while broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board

        The Board recommends voting "FOR" the amendment to the Company's certificate of incorporation to increase the number of authorized shares.

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending June 25, 2004. We are asking the stockholders to ratify this appointment. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection, and in any event is entitled to change auditors at a later date. Ernst & Young LLP has audited the Company's financial statements since the company was formed in fiscal 1982. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement, and to be available to respond to appropriate questions.

Fees Paid to the Independent Auditors

        During fiscal 2003 and fiscal 2002, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	Fiscal Year Ended
	June 27, 2003	June 28, 2002
Audit Fees:(1)	$3,723,619	$3,050,952
Audit-Related Fees:	30,688	254,000
Tax Fees:	652,602	769,109
All Other Fees:	47,637	162,816

Total	$4,454,546	$4,236,877

(1)
Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings. Fiscal 2002 audit fees have been amended from the Company's 2002 proxy to include $413,406 of audit services which had not been billed to the Company at the time of the filing of the proxy.

(2)
Assistance during fiscal 2003 in documenting internal control policies and procedures over financial reporting. Fiscal 2002 related to the review of the Company's enterprise resource planning system.

(3)
Represents fees for international and U.S. tax planning and compliance services as well as consultations and assistance surrounding matters with various income and sales tax authorities.

(4)
Represents fees for services provided in connection with other miscellaneous items not otherwise included in the categories above.

        The Audit Committee has determined that the provision by Ernst & Young LLP of non-audit services is compatible with maintaining the independence of Ernst & Young LLP. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Ernst & Young LLP and approves the associated fees. In certain cases, the Audit Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit Committee, provided that such pre-approvals are communicated to the full Committee at its next meeting. During fiscal 2003, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation

        The Board recommends voting "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 2004.

OTHER INFORMATION

Security Ownership of Management

        The following table sets forth the beneficial ownership of SGI's common stock as of September 30, 2003 by each director or nominee director, by each of the current executive officers named in the table under "Executive Officer Compensation" below, and by all such persons and all current executive officers as a group:

Name	Number of Shares Beneficially Owned(1)	Percent of Common Stock	Percent of Total Voting Power
Robert R. Bishop	6,298,544	2.96%	2.96%
Lewis S. Edelheit	25,000	*	*
James A. McDivitt	245,004	*	*
Arthur L. Money	71,000	*	*
Anthony R. Muller	5,000	*	*
Charles A. Steinberg	55,000	*	*
Robert M. White	25,000	*	*
Warren Pratt	882,011	*	*
Anthony K. Robbins	1,000,245	*	*
Jeffrey V. Zellmer	376,703	*	*
Sandra M. Escher	461,353	*	*
All executive officers and directors as a group (16 persons)	10,772,905	4.96%	4.96%

*
Less than 1%.

(1)
Unless otherwise indicated, the persons named have sole voting and investment power over the shares shown as being beneficially owned by them, subject to community property laws, where applicable. The table includes the following shares issuable on exercise of options that were exercisable on September 30, 2003, or within 60 days thereafter: Mr. Bishop, 2,127,500 shares; Dr. Edelheit, 25,000 shares; Mr. McDivitt, 80,000 shares; Mr. Money, 70,000 shares; Mr. Steinberg, 45,000 shares; Dr. White, 25,000 shares; Dr. Pratt, 852,585 shares; Mr. Robbins, 963,217 shares; Mr. Zellmer, 356,947 shares; Ms. Escher, 455,500 shares; and all directors and executive officers as a group, 6,275,929 shares.

REPORT OF THE COMPENSATION
AND HUMAN RESOURCES COMMITTEE
OF THE BOARD OF DIRECTORS

        The following Report of the Compensation and Human Resources Committee of the Board shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), each as amended, except to the extent that SGI specifically incorporates it by reference into such filing.

        The Compensation and Human Resources Committee of the Board of Directors reviews and approves executive compensation policies, including compensation of the Chief Executive Officer. The Committee administers SGI's stock incentive plans, approves stock option grants for employees, and reviews management performance and the Company's succession planning. The Committee is currently composed of three independent directors, as defined by the listing standards of the New York Stock Exchange.

Compensation Philosophy

        SGI operates in the highly competitive and rapidly changing high technology industry. The Committee seeks to establish compensation policies that allow SGI flexibility to respond to changes in its business environment. The goals of SGI's compensation program are to align compensation with SGI's overall business objectives and performance, to foster teamwork and to enable SGI to attract, retain and reward employees who contribute to its long-term success.

Executive Compensation Components

        Compensation for SGI's executive officers generally consists of base salary and annual incentive plans, combined with stock option awards. The Committee assesses the past performance and anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

        Salary.    The salaries of the executive officers, including the Chief Executive Officer, are determined by the Committee with reference to several surveys of salaries paid to executives with similar responsibilities at comparable companies, primarily in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. SGI seeks to set executive compensation levels that are competitive with the average levels of peer group compensation. During fiscal 2003, there were no salary increases for executive officers.

        Annual Incentive.    The Committee annually reviews and approves an executive incentive plan. During fiscal 2003, all executive officers were eligible for target bonuses based on a percentage of their base salary, depending on their positions. The bonus, if awarded, is computed as a percentage of that target based on SGI's performance in achieving specified objectives. For fiscal 2003, these objectives included the achievement by SGI of certain quarterly revenue and EBITDA goals. No payments were made in fiscal 2003 under this plan.

        Deferred Compensation Plan.    The Non-Qualified Deferred Compensation Plan is a voluntary, non-tax qualified plan available to certain members of management and non-employee directors. Participants in the plan may elect in advance to defer all or a portion of their cash compensation.

        Stock Options and Restricted Stock Awards.    Stock options and restricted stock awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods to retain executives and encourage sustained contributions. The exercise price of most options is the market price on the date of grant. Restricted stock awards are also subject to vesting, based generally on the passage of time. No restricted stock awards were granted to executive officers in fiscal 2003.

        Compensation of the Chief Executive Officer.    Robert R. Bishop joined the company in the fall of 1999 as Chairman and Chief Executive Officer at an initial annual base salary of $800,000. Over the four years he has been in this role, his salary has remained unchanged. The Committee set Mr. Bishop's target for participation in the fiscal 2003 executive incentive program at 185% of his base salary, such that his bonus, had it been awarded would have comprised the majority of his total potential annual compensation. Mr. Bishop, who owns about 2% of the Company's outstanding common stock, did not receive a stock option grant in fiscal 2003. No bonus was paid in fiscal 2003, and Mr. Bishop has deferred all of his cash compensation for fiscal 2001, 2002 and 2003.

Section 162(m)

        SGI is subject to Section 162(m) of the U.S. Internal Revenue Code, which limits the deductibility of certain compensation payments to its executive officers. SGI does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Committee's current view is that any non-deductible amounts will be immaterial to SGI's financial or tax position, and that SGI derives substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions. However, the Committee considers the net cost to SGI in making all compensation decisions and will continue to evaluate the impact of this provision on its compensation programs.

COMPENSATION AND HUMAN RESOURCES COMMITTEE Charles A. Steinberg, Chairman Lewis S. Edelheit Anthony R. Muller

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        The following Report of the Audit Committee of the Board shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that SGI specifically incorporates it by reference into such filing.

        The management of the Company is responsible for establishing and maintaining internal controls and for preparing the Company's consolidated financial statements. The independent auditors are responsible for auditing the financial statements. It is the responsibility of the Audit Committee of the Board to oversee these activities and otherwise to fulfill the responsibilities outlined in its charter. These responsibilities also include hiring and replacing the independent auditors and evaluating the performance and independence of the independent auditors.

        The Board has adopted a written charter for the Audit Committee. This charter was amended during fiscal 2003 in response to new regulatory requirements including the Sarbanes-Oxley Act of 2002 and related rules and regulations proposed or issued by the SEC and the NYSE. Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

        The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended June 27, 2003, including a discussion of significant judgments and accounting principles.

        The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

        The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, which relates to the auditors' independence from the Company.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved that the audited financial statements be included in the Company's annual report on Form 10-K filed with the SEC, for the fiscal year ended June 27, 2003.

AUDIT COMMITTEE Anthony R. Muller, Chairman James A. McDivitt Charles A. Steinberg

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

        The following table sets forth the cash and equity compensation for the three fiscal years ended June 27, 2003 for Robert R. Bishop, Chief Executive Officer, and each of the four other most highly compensated executive officers of SGI (determined at the end of fiscal 2003).

		Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus ($)(1)		Other Annual Compensation ($)		Options(#)	Restricted Stock($)
Robert R. Bishop(2) Chairman and Chief Executive Officer	2003 2002 2001	$800,000 800,000 800,000	$	— 370,000 —	$9,116 7,528 7,566	(3) (3) (3)	— 750,000 2,000,000		— — —
Warren C. Pratt Chief Operating Officer and Executive Vice President	2003 2002 2001	$495,000 480,031 458,615	$	— 116,800 —	$317,970 276,233 211,879	(4) (4) (4)	— 400,000 100,000		— — —
Anthony K. Robbins Senior Vice President, Silicon Graphics, Inc., and President, Silicon Graphics Federal, Inc.	2003 2002 2001	$357,200 356,528 317,204		$98,231 283,504 119,102	$3,617 3,862 6,200	(5) (5) (5)	250,000 300,000 300,000		— — —
Jeffrey V. Zellmer Senior Vice President and Chief Financial Officer	2003 2002 2001	$325,000 322,007 242,380	$	— 190,625 32,500	$257,335 193,947 15,720	(6) (6) (6)	225,000 200,000 70,000	$	— — 35,492	(7)
Sandra M. Escher Senior Vice President and General Counsel	2003 2002 2001	$305,000 303,577 217,147	$	— 185,275 16,667	$145,265 109,311 4,453	(8) (8) (8)	160,000 150,000 100,000		— — —

(1)
The bonus column for Mr. Robbins includes commissions paid.

(2)
Mr. Bishop elected to defer his salary and bonus for each of the fiscal years shown above.

(3)
Consists of life insurance premiums paid by the Company, except that fiscal 2001 also includes $4,596 of reimbursement for taxes.

(4)
Includes loan forgiveness, income on imputed interest and amounts reimbursed by the Company for payment of taxes in connection with the loans described in "Certain Transactions" in the amounts of $270,927, $238,490 and $147,706 for fiscal 2003, 2002 and 2001, respectively. Also includes tax equalization benefits as described under "Certain Transactions," relocation assistance, executive perquisites, matching 401(k) contributions and life insurance premiums paid by the Company.

(5)
Consists of life insurance premiums paid by the Company, matching 401(k) contributions, executive perquisites, and reimbursement for taxes.

(6)
Includes loan forgiveness, income on imputed interest and amounts reimbursed by the Company for payment of taxes in connection with the loans described in "Certain Transactions" in the amounts of $255,609 and $192,227 for fiscal 2003 and 2002, respectively. Remaining amounts consist of matching 401(k) contributions and life insurance premiums paid by the Company.

(7)
Mr. Zellmer's restricted stock award of 8,000 shares granted in August 2000 fully vested on August 8, 2001.

(8)
Includes loan forgiveness, income on imputed interest and amounts reimbursed by the Company for payment of taxes in connection with the loans described in "Certain Transactions" in the amounts of $143,575 and $107,647 for fiscal 2003 and 2002, respectively. Remaining amounts consist of matching 401(k) contributions and life insurance premiums paid by the Company.

Option Grants in Fiscal 2003

        The following table provides details regarding all stock options granted to the executive officers named in the Summary Compensation Table in fiscal 2003.

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Share)	Expiration Date
					5%	10%
Robert R. Bishop	—	—	N/A	N/A	—	—
Warren C. Pratt	—	—	N/A	N/A	—	—
Jeffrey V. Zellmer	225,000	2.28%	$1.45	7/31/12	$205,177	$519,958
Anthony K. Robbins	250,000	2.53%	$1.45	7/31/12	227,974	577,732
Sandra M. Escher	160,000	1.62%	$1.45	7/31/12	145,904	369,748

(1)
The options in this table were granted under the 1993 Long-Term Incentive Stock Plan. The options become exercisable at a rate of 2% per month over a period of fifty months and expire ten years from the date of grant.

(2)
Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by SEC rules and do not represent SGI's estimate or projection of the future price of its common stock. SGI believes that this method does not accurately illustrate the potential value of stock options.

Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

			Number of Unexercised Options at June 27, 2003		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert R. Bishop	—	—	1,894,500	855,600	—	—
Warren C. Pratt	—	—	769,586	308,399	$1,927	$677
Jeffrey V. Zellmer	—	—	318,448	195,999	97,520	8,480
Anthony K. Robbins	—	—	904,153	243,064	146,280	12,720
Sandra M. Escher	—	—	429,011	141,489	73,140	6,360

(1)
The amounts in this column reflect the difference between the closing market price of the common stock on June 27, 2003, which was $1.10, and the option exercise price. The actual value of unexercised options fluctuates with the market price of the common stock.

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC and the New York Stock Exchange, and to give the Company copies of these filings. Based on the written representations of its directors and officers and a review of the copies of such forms furnished to the Company during the fiscal year ended June 27, 2003, the Company believes that its officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

Equity Compensation Plan Information

	As of June 27, 2003
	Number of shares to be issued on exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders(1)	28,412,319	$4.1921	5,807,071	(2)
Equity compensation plans not approved by stockholders	20,803,106	$3.1513	5,236,063	(3)

Total	49,215,425	$3.7314	11,043,134

(1)
Additionally, the company has outstanding options to purchase an aggregate of 710,374 shares at a weighted average exercise price $6.2526 per share. The options were assumed in connection with certain acquisitions in 1995 and 1996. No additional awards can be granted under these plans.

(2)
Includes 592 shares available at June 27, 2003 for future issuance under the Employee Stock Purchase Plan, which is temporarily suspended pending stockholder approval of an increase in shares.

(3)
Consists of shares available under the Amended and Restated 1996 Supplemental Non-Executive Equity Incentive Plan, which is described below.

Amended and Restated 1996 Supplemental Non-Executive Equity Incentive Plan

        The Board approved the 1996 Supplemental Non-Executive Equity Incentive Plan in April 1996 and amended the plan to increase the number of authorized shares in July 2001. The plan was not submitted to a stockholder vote. Under the plan, stock awards and nonstatutory stock options may be granted to Company employees with a status below vice-president. Subject to certain adjustments upon a change in capitalization, the maximum aggregate number of shares of common stock of the Company issuable under the plan is 22,500,000 shares. As of June 27, 2003, the number of shares of common stock of the Company issuable under the plan was 5,236,063 shares. The plan will remain in effect until terminated by the Board. The Compensation and Human Resources Committee is responsible for administering the plan.

        The per share exercise price for the shares issuable is determined by the committee, which has generally been the fair market value of the shares on the date of grant. The options may be exercised for a period of ten years following the date of grant. However, in the event a holder ceases to be an employee of the Company, such holder may be required to exercise the option or right prior to the ten year period. Options generally are granted with monthly vesting over 25 or 50 months, and options granted to newly hired employees generally are not exercisable for 10 months following the date of hire. Unless otherwise determined by the committee at the time of grant, each option provides that in the event of a change in control of the Company, any options will become exercisable in full if, within 24 months after a change in control of the Company, the option holder's employment is terminated without cause or the option holder resigns due to certain involuntary relocations or reductions in compensation.

        The Board may amend, alter, suspend or terminate the plan at any time. However, no amendment, alteration, suspension or termination of the plan shall impair the rights of any holder of an option or right, unless mutually agreed otherwise between the holder and the Company.

CERTAIN TRANSACTIONS

Arrangements with Executive Officers

        Employment Continuation Agreements.    SGI has entered into employment continuation agreements with each of its executive officers with the goal of encouraging the continued employment of key executives in the event of a potential change in control of SGI. Under the agreements, each executive officer is entitled to a termination payment equal to two years of his or her compensation if employment with SGI is terminated within 24 months after a change in control, and is granted full vesting of options and restricted stock effective after a change in control.

        Executive Loans.    During fiscal 2001 and 2002, the Company extended loans to several executive officers. The loans were intended to provide a retention incentive and were approved by the Compensation and Human Resources Committee of the Board. Since the loans were extended, federal legislation has been enacted prohibiting such extensions of credit to executive officers and accordingly, no future extensions of credit will be made by the Company, although the Company continues to honor its contractual obligations under pre-existing extensions of credit.

        Dr. Pratt was made Chief Operating Officer in April 2001. Under his amended employment agreement entered into at that time, the Company committed to extend credit of $5 million to Dr. Pratt, to be paid in annual installments through May 2004 subject to his continued employment with the Company. Pursuant to this agreement, the Company advanced funds of $2 million in May 2001, $1 million in May 2002, and $1 million in May 2003, and is required to advance funds of an additional $1 million in May 2004 if Dr. Pratt continues to be employed with the Company. The loan is interest free and will be settled at May 2005, or earlier in the event of a change in control or the termination of Dr. Pratt's employment by the Company without cause or by him for good reason. At the settlement date, Dr. Pratt will repay the outstanding principal amount of the loan up to an amount equal to (i) the value of his vested stock options and restricted stock held or sold from May 2000 through the settlement date and (ii) any change in control payments he receives. Any remaining amount of the loan will be forgiven. On a termination for cause or resignation without good reason before a change in control, the principal amount of the loan will be repayable in full. To the extent that Dr. Pratt is subject to income tax as a result of income being imputed to him due to the interest free nature of the loan, the Company agreed to pay Dr. Pratt an amount equal to (x) an amount, which after the imposition of taxes on such amount, will equal the amount of such income tax arising due to the interest free nature of the loan less (y) the amount of the actual after-tax income received by Dr. Pratt as a result of investing the proceeds of the loan.

        In September 2000, the Company also made Dr. Pratt two five-year relocation loans secured by his California residence. Dr. Pratt received a $250,000 loan with an annual interest rate of 6.75% to be repaid in September 2005 or on the earlier sale of the residence or termination of his employment and a $500,000 loan at no interest to be forgiven in monthly installments over five years subject to continued employment with the Company. To the extent that Dr. Pratt is subject to income tax as a result of the forgiveness of the loan or the interest free nature of the loan, the Company agreed to pay Dr. Pratt an amount, which after the imposition of taxes on the amount, will equal the amount of the income taxes arising. Dr. Pratt's maximum aggregate indebtedness to the Company during fiscal 2003 under these loans was $591,875, and at September 30, 2003 was $504,119. During fiscal 2003, Dr. Pratt also received tax equalization benefits in the amount of $44,263 in connection with his service in fiscal 1999 and 2000 as President of the Company's Alias Systems subsidiary in Toronto, Ontario.

        The Company loaned Ms. Escher $280,000 in October 2001. The loan was interest free and, in accordance with its terms, has been forgiven in quarterly installments beginning in December 2001 over two years. The maximum amount of Ms. Escher's indebtedness to the Company during fiscal 2003 was $175,000. As of September 30, 2003, the loan has been fully forgiven. To the extent that Ms. Escher was subject to income tax as a result of the interest free nature of the loan, the Company agreed to pay Ms. Escher an amount, which after the imposition of taxes on the amount, was equal to the amount of the income taxes arising due to the interest free nature of the loan.

        Mr. Zellmer was made Chief Financial Officer in July 2001. As part of his compensation arrangement, the Company loaned Mr. Zellmer $500,000. The loan was interest free and, in accordance with its terms, has been forgiven in quarterly installments since October 2001 over two years. The maximum amount of Mr. Zellmer's indebtedness to the Company during fiscal 2003 was $250,000. As of September 30, 2003, the loan has been fully forgiven. To the extent that Mr. Zellmer was subject to income tax as a result of the interest free nature of the loan, the Company agreed to pay Mr. Zellmer an amount, which after the imposition of taxes on such amount, was equal to the amount of such income taxes.

COMPANY STOCK PRICE PERFORMANCE GRAPH
Comparison of Five Year Cumulative Total Return

        The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that SGI specifically incorporates it by reference into such filing.

        In accordance with SEC rules, the Company is required to present a table showing a line-graph presentation comparing cumulative five-year returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the S&P 500 Index for the broad equity index and the S&P Computer Hardware Index as an industry standard for the five fiscal year period commencing June 30, 1998 and ending June 27, 2003. The stock price performance shown on the graph below is not necessarily of future performance.

*
Assumes $100 invested on June 30, 1998 in SGI Common Stock, the S&P 500 Stock Index, and the S&P Computer Hardware, with reinvestment of dividends.

 INCORPORATION BY REFERENCE

        The Company hereby incorporates by reference into this proxy statement Items 7 and 7A and 8 of its annual report on Form 10-K for the fiscal year ended June 27, 2003, filed with the Securities and Exchange Commission on September 29, 2003.

OTHER MATTERS

        The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or management may recommend.

Dated: November 3, 2003

ATTACHMENT A

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
DESCRIBED IN PROPOSAL 4

        If Proposal 4 is approved by the stockholders, the amendment to the Certificate of Incorporation will consist of replacing the first paragraph of the Fourth Article of the Company's Restated Certificate of Incorporation with the following:

        "The total number of shares of all classes of stock which the Corporation has authority to issue is 752,000,000 shares, consisting of 750,000,000 shares of Common Stock, $0.001 par value (the "Common Stock"), and 2,000,000 shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

A-1

ATTACHMENT B

Silicon Graphics, Inc.
1998 Employee Stock Purchase Plan
as Amended and Restated as of July 2003

        The following constitutes the provisions of the Employee Stock Purchase Plan (herein called the "Plan") of Silicon Graphics, Inc.

        1.    Purpose.    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions. It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

        2.    Definitions.

          (a)   "Board" means the Board of Directors of the Company or, to the extent authorized by the Board, a committee of the Board.

          (b)   "Code" means the Internal Revenue Code of 1986, as amended.

          (c)   "Common Stock" means the Common Stock, $0.001 par value, of the Company.

          (d)   "Company" means Silicon Graphics, Inc. and Designated Subsidiaries of the Company.

          (e)   "Compensation" means base pay, plus any amounts attributable to overtime, shift premium, incentive compensation, bonuses and commissions (exclusive of "spot bonuses" and any other such item specifically directed for all Employees by the Board or its committee).

          (f)    "Designated Subsidiaries" means the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          (g)   "Employee" means any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in a calendar year. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence approved in writing by the Company. Where the period of leave (other than a personal leave of absence) exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave. In the case of a personal leave of absence, the employment relationship shall be deemed to have terminated on the commencement date.

          (h)   "Enrollment Date" means the first Trading Day of each Offering Period.

          (i)    "Exercise Date" means the last Trading Day of each Purchase Period.

          (j)    "Fair Market Value" means, as of any date, the value of the Common Stock determined by the Board based on such factors as the Board determines relevant, provided however, that if there is a public market for the Common Stock the fair market value will be determined as follows:

            (1)   If the common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on or prior to the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

            (2)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on or prior to the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

          (k)   "Offering Date" means the first day of each Offering Period of the Plan.

          (l)    "Offering Period" means a period of twelve (12) months consisting of two Purchase Periods during which options granted pursuant to the Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20 of this Plan.

          (m)  "Plan" means this 1998 Employee Stock Purchase Plan.

          (n)   "Purchase Period" means the approximately six-month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date.

          (o)   "Purchase Price" means 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Board pursuant to Section 20.

          (p)   "Reserves" means the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under option.

          (q)   "Subsidiary" means any corporation, domestic or foreign, in which the Company or a Subsidiary owns, directly or indirectly, 50% or more of the voting shares, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary..

          (r)   "Trading Day" means a day on which national stock exchanges and the Nasdaq System are open for trading.

        3.    Eligibility.

          (a)    General Rule.    Any Employee who is employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

          (b)    Exceptions.    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan if (i) immediately after the grant, such Employee (or any other person whose stock ownership would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) the rate of withholding under such option would permit the employee's rights to purchase shares under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its subsidiaries to accrue (i.e., become exercisable) at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

        4.    Offering Periods.    The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval, if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

        5.    Participation.

          (a)   An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form provided by the Company and filing it with the Company prior to the applicable Enrollment Date, unless a later time for filing the subscription agreement is set for all eligible Employees with respect to such Offering Period. Unless otherwise determined by the Board, an eligible Employee may participate in only one Offering Period at a time.

          (b)   Payroll deductions for a participant shall commence with the first payroll following the Enrollment Date (or as soon as administratively feasible) and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10.

        6.    Payroll Deductions.

          (a)   At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during all subsequent Offering Periods at a rate not exceeding ten percent (10%) nor less than one percent (1%), or such other rate as may be determined from time to time by the Board, of the Compensation which he or she would otherwise receive on such payday without regard to deferral elections, provided that the aggregate of such payroll deductions during any Offering Period shall not exceed ten percent (10%), or such other percentage as may be determined from time to time by the Board, of the aggregate Compensation which he or she would otherwise have received during said Offering Period.

          (b)   All payroll deductions authorized by a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

          (c)   A participant may discontinue his or her participation in the Plan as provided in Section 10, or, subject to paragraph (a), may change the rate of his or her payroll deductions during an Offering Period by completing and filing with the Company a new authorization for payroll deduction. The Board may, in its discretion, limit the number of participation rate change in any Offering Period. The change in rate shall be effective as soon as administratively feasible following the Company's receipt of the new authorization. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.

          (d)   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) of the Plan, a participant's payroll deductions may be automatically decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

          (e)   At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state or other tax withholding obligations, if any, which arise on the exercise of the option or the disposition of the common Stock. At any time the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

        7.    Grant of Option.

          (a)   On each Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such

  Offering Period (at the applicable Purchase Price) a number of full shares of the Company's Common Stock arrived at by dividing such Employee's payroll deductions to be accumulated prior to such Exercise Date and retained in the Employee's account as of the Exercise Date by the applicable Purchase Price; provided that the maximum number of shares a participant may purchase during each Offering Period shall be determined by (i) dividing $40,000 by the Fair Market Value of a share of the Company's Common Stock on the Offering Date or (ii) if less, by the "Maximum Cap" set for such Offering Period; and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13. The "Maximum Cap" for each Offering Period shall be the number of shares purchasable under the Plan during that Offering Period with the maximum payroll deductions permitted by Section 6(d), based on the Fair Market Value of the Common Stock at the beginning of the Offering Period. The Board may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company's Common Stock an Employee may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 of the Plan, unless the participant has withdrawn pursuant to Section 10. The option shall expire on the last day of the Offering Period.

        8.    Exercise of Option.

          (a)   Unless a participant withdraws from the Offering Period as provided in Section 10, his or her option for the purchase of shares will be exercised automatically at each Exercise Date, and the maximum number of full shares subject to option will be purchased at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During his or her lifetime, a participant's option to purchase shares hereunder is exercisable only by the participant.

          (b)   If the Board determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Board may in its sole discretion provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and (x) continue all Offering Periods then in effect, or (y) terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company's stockholders subsequent to such Enrollment Date.

        9.    Delivery.    As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for the shares purchased upon exercise of his or her option to be electronically credited to the participant's designated brokerage account at one of the securities brokerage firms participating in the Company's direct deposit program from time to time. Any cash remaining to the credit of a participant's account under the Plan after a purchase by him or her of shares at the Exercise Date of each Offering Period which merely represents a fractional share shall be credited to the participant's account for the next subsequent Purchase Period or Offering Period; any additional cash shall be returned to said participant.

        10.    Withdrawal; Termination of Employment.

          (a)   A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company on a form provided for such purpose. All of the participant's payroll deductions credited to his or her account will be paid to the participant as soon as practicable after receipt of the notice of withdrawal, his or her option for the current Offering Period will be automatically canceled, and no further payroll deductions for the purchase of shares will be made during such Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

          (b)   Upon a participant's ceasing to be an Employee for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions accumulated in his or her account during the Offering Period but not yet used to exercise the option will be returned to him or her as soon as practicable after such termination or, in the case of death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically canceled. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

          (c)   A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

        11.    Automatic Transfer to Low Price Offering Period.    To the extent permitted by any applicable laws, regulations or stock exchange rules, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period will be automatically withdrawn from such Offering period immediately after the exercise of their option on such Exercise Date and automatically reenrolled in the immediately following Offering Period as of the first day thereof.

        12.    Interest.    No interest shall accrue on the payroll deductions of a participant in the Plan.

        13.    Stock.

          (a)   Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of the Company's Common Stock which shall be reserved for sale under the Plan after July 30, 2003, shall be 12,000,592 shares. The shares to be sold to participants in the Plan may be, at the election of the Company, either treasury shares or shares authorized but unissued. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform and equitable a manner as is practicable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each participant affected thereby and shall similarly reduce the rate of payroll deductions if necessary and return any excess funds accumulated in each participant's account as soon as practicable after the affected Exercise Date of such Offering Period.

          (b)   The participant will have no interest or voting rights in shares covered by his or her option until such option has been exercised.

          (c)   Shares to be delivered to a participant under the Plan will be credited electronically to a brokerage account in the name of the participant at one of the brokerage firms participating from time to time in the Company's direct deposit program.

        14.    Administration.    The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

        15.    Designation of Beneficiary.

          (a)   A participant may file a written designation of a beneficiary who is to receive shares and/or cash, if any, from the participant's account under the Plan in the event of such participant's death at a time when cash or shares are held for his or her account..

          (b)   Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant in the absence of a valid designation of a beneficiary who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant; or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may reasonably designate.

        16.    Transferability.    Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

        17.    Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

        18.    Reports.    Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, and will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

        19.    Adjustments Upon Changes in Capitalization.

          (a)    Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Purchase Period (under Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to option.

          (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Company shall notify each participant in writing prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

          (c)    Merger or Asset Sale.    In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date") and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option has been changed to the New Exercise Date and that the participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

        The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

        20.    Amendment or Termination.

          (a)   The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination will affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

          (b)   Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation and establish such other limitations or procedures as the Board or its committee determines in its sole discretion advisable which are consistent with the Plan.

          (c)   In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

              (i)  altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

             (ii)  shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

            (iii)  allocating shares.

        Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

        21.    Notices.    All notices or other communications by a participant to the Company in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. Notices given by means of the Company's OnLine HR or similar system will be deemed to be written notices under the Plan.

        22.    Stockholder Approval.    Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and degree required under the Delaware General Corporate Law.

        23.    Conditions Upon Issuance of Shares.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        As a condition to the exercise of an option, if required by applicable securities laws, the Company may require the participant for whose account the option is being exercised to represent and warrant at the time of such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

        24.    Term of Plan.    The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company as described in Section 22. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 20.

Attachment C

Report of Ernst & Young LLP, Independent Auditors

To the Board of Directors and Stockholders Silicon Graphics, Inc.

We have audited the accompanying consolidated balance sheets of Silicon Graphics, Inc. as of June 27, 2003 and June 28, 2002, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended June 27, 2003. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Silicon Graphics, Inc. at June 27, 2003 and June 28, 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 27, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/ ERNST & YOUNG LLP

Palo Alto, California
September 29, 2003

C-1

INSTRUCTION TO TRUSTEE

SILICON GRAPHICS, INC. ANNUAL MEETING

TO: Computershare, as Trustee, c/o Boston EquiServe

        The undersigned holder of Exchangeable Non-Voting Shares of Silicon Graphics Limited hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated October 30, 2003 of Silicon Graphics, Inc. ("SGI"). I hereby direct you, as Trustee under the Voting Trust and Exchange Agreement relating to the Exchangeable Shares, to cast as I have indicated on the reverse side the number of Series E Preferred Stock votes (the "Directed Votes") that I am entitled as a holder of Exchangeable Shares to direct you to vote at the 2003 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on December 16, 2003 at 3:00 p.m. local time at Hyatt Rickey's Ballroom, 4219 El Camino Real, Palo Alto, California, and at any adjournment(s) thereof. You may cast my Directed Votes in person or by proxy unless I have requested on the reverse side that you deliver a proxy for such votes to me or my specified representative. Unless I have so requested a proxy for my Directed Votes, you may vote according to your discretion (or that of your proxy holder) on any other matter that may properly come before the meeting.

        This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR approval of the amendment to increase the number of shares available under the Employee Stock Purchase Plan, FOR authorization of the issuance of additional shares in connection with the exchange offer or other refinancing of the Company's senior convertible notes, FOR approval of the amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock, FOR ratification of the appointment of Ernst & Young LLP as independent auditors, and as said proxies deem advisable on such other matters as may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark votes as in this example.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR the approval of proposal 2 set forth below, FOR the approval of proposal 3 set forth below, FOR the approval of proposal 4 set forth below, FOR the approval of proposal 5 set forth below, and as said proxies deem advisable on such other matters as may properly come before the meeting.
1.	ELECTION OF DIRECTORS Nominee for Class II Director: James A. McDivitt Nominee for Class II Director: Arthur L. Money Nominee for Class II Director: Anthony R. Muller

FOR	WITHHELD
☐	☐
☐
For all nominees except as noted above

2.	PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE BY 12,000,000 SHARES.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	PROPOSAL TO AUTHORIZE THE ISSUANCE OF UP TO 185,000,000 SHARES OF COMMON STOCK IN CONNECTION WITH THE COMPANY'S EXCHANGE OFFER OR OTHER REFINANCING OF THE COMPANY'S SENIOR CONVERTIBLE NOTES.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 750,000,000.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2004.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

        In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

        ☐    MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

  ☐
  Mark this box only to request a proxy for your Directed Votes. A proxy is necessary only if you wish to appear at the meeting in person to cast your Directed Votes or if you want to authorize a specific person other than the Trustee (or its proxy) to cast your Directed Votes. You must provide the name, mailing address and phone number of the person to be authorized to cast your Directed Votes, even if you are requesting the proxy for your own use.

        (This Instruction to Trustee should be marked, dated and signed by the stockholder or his attorney authorized in writing, or, if the stockholder is a corporation, by any officer or attorney thereof duly authorized, and the corporate seal affixed.)

Signature:	Date:

Signature:	Date:

CONSIDER RECEIVING FUTURE SGI PROXY MATERIALS VIA THE INTERNET

        Consider receiving future Silicon Graphics, Inc. Annual Report and Proxy materials (as well as other Company communications) in electronic form rather than in printed form. Your advance consent will assist us in preparing materials for electronic distribution. While voting via the Internet at http://www.eproxyvote.com/sgi, just click the box to give your consent and thereby save Silicon Graphics, Inc. the future costs of producing, distributing and mailing these materials.

        Accessing Silicon Graphics, Inc. Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access Silicon Graphics, Inc. Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SILICON GRAPHICS, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of Silicon Graphics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 30, 2003, and hereby appoints Robert R. Bishop and Sandra M. Escher, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on December 16, 2003 at 3:00 p.m. local time at Hyatt Rickey's Ballroom, 4219 El Camino Real, Palo Alto, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR approval of the amendment to increase the number of shares available under the Employee Stock Purchase Plan, FOR authorization of the issuance of additional shares in connection with the exchange offer or other refinancing of the Company's senior convertible notes, FOR approval of the amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock, FOR ratification of the appointment of Ernst & Young LLP as independent auditors, and as said proxies deem advisable on such other matters as may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark votes as in this example.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR the approval of proposal 2 set forth below, FOR the approval of proposal 3 set forth below, FOR the approval of proposal 4 set forth below, FOR the approval of proposal 5 set forth below, and as said proxies deem advisable on such other matters as may properly come before the meeting.
1.	ELECTION OF DIRECTORS Nominee for Class II Director: James A. McDivitt Nominee for Class II Director: Arthur L. Money Nominee for Class II Director: Anthony R. Muller

FOR	WITHHELD
☐	☐
☐
For all nominees except as noted above

2.	PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE BY 12,000,000 SHARES.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
PROPOSAL TO AUTHORIZE THE ISSUANCE OF UP TO 185,000,000 SHARES OF COMMON STOCK IN CONNECTION WITH THE COMPANY'S EXCHANGE OFFER OR OTHER REFINANCING OR REPAYMENT OF THE COMPANY'S SENIOR CONVERTIBLE NOTES.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 750,000,000.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2004.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

        In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

Signature:	Date:

Signature:	Date:

        (This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

        ☐    MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS December 16, 2003
PROXY STATEMENT INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 3 ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK IN CONNECTION WITH THE COMPANY'S EXCHANGE OFFER OR OTHER REFINANCING OF ITS SENIOR CONVERTIBLE NOTES DUE 2004
PROPOSAL 4 PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 750,000,000 SHARES
PROPOSAL 5 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER INFORMATION
REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE OFFICER COMPENSATION
CERTAIN TRANSACTIONS
COMPANY STOCK PRICE PERFORMANCE GRAPH Comparison of Five Year Cumulative Total Return
INCORPORATION BY REFERENCE
OTHER MATTERS
  ATTACHMENT A
PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION DESCRIBED IN PROPOSAL 4
Silicon Graphics, Inc. 1998 Employee Stock Purchase Plan as Amended and Restated as of July 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SILICON GRAPHICS, INC. 2003 ANNUAL MEETING OF STOCKHOLDERS